EXHIBIT G
                                                                       ---------
                                                                  Execution Copy


                           INVESTORS' RIGHTS AGREEMENT

         THIS INVESTORS' RIGHTS AGREEMENT (this "Agreement"), dated as of this 31st day of December, 2001 (the "Effective Date"), is entered into by and among OTSH, Inc., a Delaware corporation ("OTSH"), OptiMark Holdings, Inc., a Delaware corporation ("Holdings"), OptiMark, Inc., a Delaware corporation ("OptiMark"), SOFTBANK Capital Partners LP, a Delaware limited partnership ("Capital Partners"), SOFTBANK Capital LP, a Delaware limited partnership ("SOFTBANK Capital"), and SOFTBANK Capital Advisors Fund LP, a Delaware limited partnership ("Capital Advisors"). For purposes of this Agreement each of Capital Partners, SOFTBANK Capital, and Capital Advisors may be referred to as a "SOFTBANK Entity" and, collectively, as the "SOFTBANK Entities").

         WHEREAS, in connection with the formation and initial capitalization of OTSH (the "Formation"), the stockholders of OTSH desire to enter into an agreement whereby certain stockholders of OTSH will have certain rights with respect to the right or option to purchase or sell such stockholder's holdings of OTSH, all as more specifically set forth in, and in accordance with the terms of, this Agreement; and

         WHEREAS, as a result of and in connection with the Formation, each of the SOFTBANK Entities owns shares of the common stock, par value $0.01 per share, of OTSH (collectively, the "SOFTBANK Common Stock") pursuant to a Subscription Agreement, dated as of the date hereof, by and among the SOFTBANK Entities, OTSH, Holdings and OptiMark (the "Subscription Agreement").

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Creation and Continuation of Independent Committee. Holdings agrees that, if one does not already exist, within thirty (30) days of the Effective Date, it shall establish an independent committee of its board of directors (the "Independent Committee"), which Independent Committee shall have the rights and obligations as set forth herein. In the event that one or more members of the Independent Committee as constituted thirty (30) days from the Effective Date, and thereafter for the term of this Agreement, (i) no longer qualify as disinterested or (ii) resign or are terminated, then the board of directors of Holdings (the "Holdings Board") shall use reasonable good faith efforts to find independent third persons to fill such vacancies on the Holdings Board and appoint such successor independent directors to serve on the Independent Committee. The Independent Committee shall at all times during the term of this Agreement have the rights and obligations provided under this Agreement.

2.   First Call Right of Holdings on SOFTBANK Common Stock.

         2.1 First Call Right. Commencing on October 1, 2002 and continuing until September 30, 2003 (the "First Call Exercise Period"), the Independent Committee, in its sole discretion, shall have the right to require each of the SOFTBANK Entities to sell to Holdings (the "First Call Right") all, but not less than all, of the SOFTBANK Common Stock in exchange for an aggregate consideration of (i) US$125,000 and (ii) 16,667 shares of authorized but unissued shares of the Series E Preferred Stock, par value $0.01 per share, of Holdings (the "Series E Preferred"). In the event of the exercise and closing of the transactions contemplated by the First Call Right, Holdings shall pay to each of the SOFTBANK Entities their pro rata share of the foregoing aggregate consideration based upon the total number of SOFTBANK Common Stock sold by such entity.

         2.2 Exercise. To exercise the First Call Right, Holdings shall deliver written notice of its intent to so exercise (the "First Call Exercise Notice") so that it is received by the SOFTBANK Entities during the First Call Exercise Period. Upon receipt of such exercise notice, Holdings and the SOFTBANK Entities shall arrange a mutually agreed upon time and place in which to consummate the transactions contemplated by the First Call Right, which in no event shall be more than ten (10) days from the date on which the First Call Exercise Notice is received. In the event that the closing does not occur during the foregoing ten
(10) day period, the provisions of Section 8 shall come into effect.

         2.3 Closing Deliveries. At the closing, Holdings shall deliver the appropriate consideration to each of the SOFTBANK Entities and each of the SOFTBANK Entities shall tender to Holdings the certificates representing their SOFTBANK Common Stock, accompanied by stock power(s) duly executed in blank enabling the transfer of the SOFTBANK Common Stock to Holdings or its designee. In addition, each of the parties to this Agreement agrees to execute and deliver any other documents and take such actions that any other party to this Agreement may reasonably request to evidence such transaction.

3.   First Put to Holdings of SOFTBANK Common Stock.

         3.1 First Put Right. Commencing on October 1, 2002 and continuing until September 30, 2003 (the "First Put Exercise Period"), the SOFTBANK Entities, acting unanimously, shall have the right to require Holdings to purchase from the SOFTBANK Entities (the "First Put Right") all, but not less than all, of the SOFTBANK Common Stock in exchange for an aggregate consideration of 16,667 shares of authorized but unissued shares of the Series E Preferred. In the event of the exercise and closing of the transactions contemplated by the First Put Right, Holdings shall pay to each of the SOFTBANK Entities their pro rata share of the Series E Preferred based upon the total number of SOFTBANK Common Stock sold by such entity.

         3.2 Exercise. To exercise the First Put Right, each of the SOFTBANK Entities shall deliver one collective written notice of their intent to so exercise (the "First Put Exercise Notice") so that it is received by Holdings during the First Put Exercise Period. Upon receipt of such exercise notice, Holdings and the SOFTBANK Entities shall arrange a mutually agreed upon time and place in which to consummate the transactions contemplated by the First Put Right, which in no event shall be more than ten (10) days from the date on which the First Put Exercise Notice is received.

         3.3 Closing Deliveries. At the closing, Holdings shall deliver the appropriate consideration to each of the SOFTBANK Entities and each of the SOFTBANK Entities shall tender to Holdings the certificates representing their SOFTBANK Common Stock, accompanied


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

by stock power(s) duly executed in blank enabling the transfer of the SOFTBANK Common Stock to Holdings or its designee. In addition, each of the parties to this Agreement agrees to execute and deliver any other documents and take such actions that any other party to this Agreement may reasonably request to evidence such transaction.

4.   Liquidity Event Discretionary Call of Holdings on SOFTBANK Common Stock.

         4.1 Discretionary Call. Subject to the rights granted to the Independent Committee in Section 4.4 hereof, in the event of an OTSH Liquidity Event (as defined hereinafter) on or before September 30, 2003, then Holdings shall purchase (the "Discretionary Call") all of the SOFTBANK Common Stock in exchange for an aggregate consideration of (i) US$125,000 and (ii) 16,667 shares of authorized but unissued shares of the Series E Preferred. In the event of the exercise and closing of the transactions contemplated by the Discretionary Call, Holdings shall pay to each of the SOFTBANK Entities their pro rata share of the foregoing aggregate consideration based upon the total number of SOFTBANK Common Stock sold by such entity.

         4.2 Notice of Discretionary Call. In the event of an OTSH Liquidity Event, Holdings shall promptly provide written notice of the same to the SOFTBANK Entities (the "Liquidity Notice"). If Holdings desires to exercise its Discretionary Call, it shall include notice of its intention to do so in the Liquidity Notice. If the Liquidity Notice includes notice of Holdings' decision to exercise its Discretionary Call, then upon receipt of the Liquidity Notice, Holdings and the SOFTBANK Entities shall arrange a mutually agreed upon time and place in which to consummate the transactions contemplated by the Discretionary Call, which in no event shall be more than ten (10) days from the date on which the SOFTBANK Entities receive the Liquidity Notice. In the event that the closing does not occur during the foregoing ten (10) day period, the provisions of Section 8 shall come into effect.

         4.3 Closing Deliveries. At the closing, Holdings shall deliver the appropriate consideration to each of the SOFTBANK Entities and each of the SOFTBANK Entities shall tender to Holdings the certificates representing their SOFTBANK Common Stock, accompanied by stock power(s) duly executed in blank enabling the transfer of the SOFTBANK Common Stock to Holdings or its designee. In addition, each of the parties to this Agreement agrees to execute and deliver any other documents and take such actions that any other party to this Agreement may reasonably request to evidence such transaction.

         4.4 Independent Committee Veto. Notwithstanding anything in this Agreement to the contrary, in the event that the Independent Committee is in existence at the time of a Liquidity Event and the Independent Committee, in its sole discretion, opposes exercising the Discretionary Call, then Holdings shall not exercise the Discretionary Call and no party shall have any obligations pursuant to the Discretionary Call.

         4.5 OTSH Liquidity Event. An "OTSH Liquidity Event" shall mean any of the following: (A) OTSH's sale, conveyance or other disposition of all or substantially all of its assets; (B) the acquisition of OTSH by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of OTSH for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, unless the stockholders of OTSH immediately prior to the consummation of such transaction hold at least 50% of the


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

voting power of the surviving corporation as a result of such transaction; (C) the consummation by OTSH of a transaction or series of related transactions (which in no event shall include the Formation), including the issuance or sale of voting securities, if the stockholders of OTSH immediately prior to such transaction (or, in the case of a series of transactions, the first of such transactions) hold less than 50% of the voting power of OTSH immediately after the consummation of such transaction (or, in the case of a series of transactions, the last of such transactions); or (D) any initial underwritten public offering of OTSH's common stock.

5.   Mandatory Call of Holdings on SOFTBANK Common Stock.

         5.1 Mandatory Call. In the event that: (i) none of the options set forth in Sections 2 through 4 of this Agreement have been exercised on or before September 30, 2003; (ii) the Independent Committee no longer exists; and (iii) no independent directors sit on the Holdings Board and, after reasonable good faith efforts by the remaining members of the Holdings Board, no independent persons qualified to serve on the Holdings Board have been found or, if found, are not willing to sit on the Holdings Board, then the Holdings Board shall engage an independent investment banking, accounting or third party valuation firm to evaluate whether or not it is in the best interests of Holdings that it purchase the SOFTBANK Common Stock. In the event that such independent investment banking, accounting or third party valuation firm selected by the Holdings Board thereafter recommends to the Holdings Board that Holdings purchase the SOFTBANK Common Stock, then Holdings shall be obligated to purchase (the "Mandatory Call") on or before December 31, 2003 (the "Mandatory Call Period") all of the SOFTBANK Common Stock in exchange for an aggregate consideration of (x) US$125,000 and (y) 16,667 shares of authorized but unissued shares of the Series E Preferred. In the event of the exercise and closing of the transactions contemplated by the Mandatory Call, Holdings shall pay to each of the SOFTBANK Entities their pro rata share of the foregoing aggregate consideration based upon the total number of SOFTBANK Common Stock sold by such entity.

         5.2 Exercise of Mandatory Call. In accordance with Section 4.2 hereof, Holdings shall provide the SOFTBANK Entities with the Liquidity Notice. Holdings shall include in such Liquidity Notice its intention to exercise its Mandatory Call. Upon receipt of the foregoing Liquidity Notice, Holdings and the SOFTBANK Entities shall arrange a mutually agreed upon time and place in which to consummate the transaction contemplated by the Mandatory Call, which in any event shall occur during the Mandatory Call Period. In the event that the closing does not occur during the foregoing ten (10) day period, then the provisions of Section 8 shall come into effect.

         5.3 Closing Deliveries. At the closing, Holdings shall deliver the appropriate consideration to each of the SOFTBANK Entities and each of the SOFTBANK Entities shall tender to Holdings the certificates representing their SOFTBANK Common Stock, accompanied by stock power(s) duly executed in blank enabling the transfer of the SOFTBANK Common Stock to Holdings or its designee. In addition, each of the parties to this Agreement agrees to execute and deliver any other documents and take such actions that any other party to this Agreement may reasonably request to evidence such transaction.


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



6.   Second Put of SOFTBANK to Holdings of the SOFTBANK Common Stock.

         6.1 Second Put Right. In the event that on October 31, 2003 the SOFTBANK Entities still own all of the SOFTBANK Common Stock and no other puts or calls granted in this Agreement have been exercised, then commencing on November 1, 2003 and continuing until November 30, 2003 (the "Second Put Exercise Period"), the SOFTBANK Entities, acting unanimously, shall have the right to require Holdings to purchase from the SOFTBANK Entities (the "Second Put Right") all, but not less than all, of the SOFTBANK Common Stock in exchange for an aggregate consideration of 16,667 shares of authorized but unissued shares of the Series E Preferred. In the event of the exercise and closing of the transactions contemplated by the Second Put Right, Holdings shall pay to each of the SOFTBANK Entities their pro rata share of the Series E Preferred based upon the total number of SOFTBANK Common Stock sold by such entity.

         6.2 Exercise. To exercise the Second Put Right, each of the SOFTBANK Entities shall delivery one collective written notice of their intent to so exercise (the "Second Put Exercise Notice") so that it is received by Holdings during the Second Put Exercise Period. Upon receipt of such exercise notice, Holdings and the SOFTBANK Entities shall arrange a mutually agreed upon time and place in which to consummate the transactions contemplated by the Second Put Right, which in no event shall be more than ten (10) days from the date on the Second Put Exercise Notice is received.

         6.3 Closing Deliveries. At the closing, Holdings shall deliver the appropriate consideration to each of the SOFTBANK Entities and each of the SOFTBANK Entities shall tender to Holdings the certificates representing their SOFTBANK Common Stock, accompanied by stock power(s) duly executed in blank enabling the transfer of the SOFTBANK Common Stock to Holdings or its designee. In addition, each of the parties to this Agreement agrees to execute and deliver any other documents and take such actions that any other party to this Agreement may reasonably request to evidence such transaction.

7.   Adjustment to Preferred Stock Consideration.

         7.1 Adjustment for Stock Splits, Stock Dividends, Recapitalizations. To the extent any SOFTBANK Entity is to receive Series E Preferred as consideration hereunder and there occurs a stock dividend, stock split, reverse stock split, recapitalization or the like after the Effective Date affecting the number of outstanding shares of Series E Preferred, the number of shares of Series E Preferred to be paid as consideration shall be equitably adjusted.

         7.2 Adjustments for Reorganization, Consolidation, Merger. To the extent any SOFTBANK Entity is to receive Series E Preferred as consideration hereunder and after the Effective Date Holdings consolidates with or merges into another entity or conveys all or substantially all of its assets to another entity, then, in each such case, the number of shares of Series E Preferred such SOFTBANK Entity would be entitled to receive shall become the stock or other securities or property to which such SOFTBANK Entity would have been entitled upon the consummation of such reorganization, consolidation, merger or conveyance if such SOFTBANK Entity had ownership of the Series E Preferred immediately prior thereto.


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

8. Remedy for Failure to Tender Shares. In the event that any stockholder shall be required to sell his shares of stock pursuant to any provision hereof, and in the further event that such stockholder for any reason does not deliver the certificate or certificates evidencing such shares to the person who, or entity which, is (or desires) to purchase such shares, in accordance with the applicable provisions of this Agreement, the purchaser of such shares may deposit the purchase price or other consideration for such shares with any bank doing business within fifty (50) miles of Holdings' principal office, or with Holdings' certified public accountants, as agent or trustee, or in escrow, for such stockholder, to be held by such bank or accountant until withdrawn by such stockholder. Upon such deposit by the purchaser of such consideration and upon notice to the stockholder who was required to sell, the shares of stock of such stockholder to be sold pursuant to the applicable provisions of this Agreement shall at such time be deemed to have been sold, assigned, transferred and conveyed to such purchaser, such stockholder shall have no further rights thereto and the applicable corporation shall record such transfer in its stock transfer book.

9. Legend. Each certificate or other document representing shares of SOFTBANK Common Stock, in addition to any other legends required, shall bear a legend in substantially the following form until such time as the shares represented thereby are no longer subject to the provisions hereof:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTORS' RIGHTS AGREEMENT DATED AS OF DECEMBER 31, 2001 AMONG OTSH, INC. AND CERTAIN HOLDERS OF THE OUTSTANDING CAPITAL STOCK OF SUCH CORPORATION, AS SUCH AGREEMENT MAY BE AMENDED, RESTATED OR MODIFIED FROM TIME TO TIME.

10. Representations and Warranties of Holdings. Holdings hereby represents and warrants to SOFTBANK as follows:

         10.1 Organization, Good Standing and Qualification. Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Holdings has all requisite corporate power and authority to own and operate its properties and assets, to carry on its business as currently conducted and as currently proposed to be conducted and, in the case of Holdings, to execute and deliver this agreement, to issue and sell the shares of Series E Preferred and to carry out the provisions of this Agreement. Holdings has made available to the undersigned true, correct and complete copies of Holdings' Certificate of Incorporation and Bylaws, each as amended to date and presently in effect.

         10.2 Authorization; Binding Obligations. All corporate action on the part of Holdings, its officers, directors and stockholders necessary for the due authorization, execution and delivery of this Agreement, the performance of all obligations of Holdings hereunder and the authorization, sale, issuance and delivery of the shares of Series E Preferred pursuant hereto has been taken. This Agreement, when executed and delivered, will be the valid and binding obligation of Holdings enforceable against Holdings, in accordance with its terms, except (i) as


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

limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; and (ii) as limited by general principles of equity that restrict the availability of specific performance, injunctive relief or other equitable remedies. The issuance of the shares of Series E Preferred is not and will not be subject to any preemptive rights or rights of first refusal.

         10.3 Series E Preferred. The shares of Series E Preferred, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, and when the shares of SOFTBANK Common Stock are delivered as consideration for the receipt of such shares of Series E Preferred in accordance with this Agreement, will be fully paid and nonassessable.

         10.4 Compliance with Other Instruments and Laws. Holdings is not in violation or default of any term of its Certificate of Incorporation or Bylaws, or of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it or any of its property is bound or of any judgment, decree, order, writ, statute, rule or regulation applicable to Holdings or its properties which, individually or in the aggregate, would have a material adverse effect on the financial condition or results of operations, or the assets of Holdings. The execution, delivery, and performance of and compliance with the Subscription Agreement by OTSH and this Agreement by Holdings, and the issuance and sale of the SOFTBANK Common Stock pursuant to the Subscription Agreement, and the shares of Series E Preferred issuable as consideration for the receipt of the SOFTBANK Common Stock pursuant hereto, will not, with or without the passage of time or giving of notice, result in any violation or default by Holdings of any term of its Certificate of Incorporation or Bylaws, or of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it or any of its property is bound or (ii) of any judgment, decree, order, writ, statute rule or regulation applicable to Holdings, any or its properties, or result in the creation of any lien upon any of the properties or assets of Holdings or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to Holdings, its business or operations or any of its assets or properties which, individually or in the aggregate, would have a material adverse effect on the financial condition or results of operations, or the assets of Holdings.

11.  Miscellaneous.

         11.1 Term. Unless extended or earlier terminated by the parties according to the provisions of Section 10.7 below, the term of this Agreement shall commence on the Effective Date and shall expire and terminate on December 31, 2003.

         11.2 Specific Performance. The parties hereto agree that the SOFTBANK Common Stock and the Series E Preferred are unique, that failure to perform the obligations provided by this Agreement shall result in immediate and irreparable damage and that specific performance of these obligations may be obtained by a lawsuit in equity.

         11.3 Notices. Any and all notices, requests or other communications provided for herein shall be given in writing and shall be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is (a) deposited


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

in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, or (b) sent by nationally recognized express courier, or (iii) by facsimile upon written confirmation (other than automatic confirmation that is received from the recipient's facsimile machine) of receipt by the recipient of such notice:

         If to Holdings, OptiMark or OTSH:

         OptiMark Holdings, Inc.
         10 Exchange Place
         Jersey City, New Jersey  07302
         Attn:  General Counsel
         Telephone Number:  (201) 536-7000
         Facsimile Number:  (201) 946-0742

         with a copy to:

         Cummings & Lockwood
         Four Stamford Plaza
         107 Elm Street
         Stamford, Connecticut  06902
         Attn:  Thomas J. Freed
         Telephone Number:  (203) 327-1700
         Facsimile Number:  (203) 351-4535

         If to any SOFTBANK Entity:

         SOFTBANK Capital Partners LLC
         1188 Centre Street
         Newton Center, Massachusetts  02459
         Attention:  Ron Fisher
         Facsimile Number:  (617) 928-9301

         with a copy to:

         Sullivan & Cromwell
         1870 Embarcadero Road
         Palo Alto, California  94303
         Attention:  John L. Savva
         Telephone Number:  (650) 461-5600
         Facsimile Number:  (650) 461-5700

         11.4 Invalid or Unenforceable Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.


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

         11.5 Assignment; No Third Party Beneficiaries. No party shall be entitled to assign this Agreement without the prior written consent of the other parties hereto; provided that the SOFTBANK Entities may assign their rights (solely in connection with the assumption of their obligations) to any affiliate of such SOFTBANK Entity, including, without limitation, any other partnership or other entity of which any direct or indirect subsidiary of such SOFTBANK Entity or any affiliate thereof is a general partner or has investment discretion, or any employees of the foregoing subject to applicable securities laws; provided that any such assignee, as a condition of such assignment, must agree in writing to be bound by the provisions of this Agreement and any related agreement. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto. This Agreement and the rights contained herein shall not run to the benefit of or be enforceable by any third party other than a party signatory hereto and its respective successors and permitted assigns.

         11.6 Negotiated Document; Gender. This Agreement is a compilation of the efforts and negotiations of the parties hereto and their respective counsel, if any. Accordingly, this Agreement should not be interpreted in favor of one party over another as a matter of drafting. The use of any gender herein shall be deemed to be or include the other gender and the use of the singular herein shall be deemed to be or include the plural (and vice versa), wherever appropriate.

         11.7 Changes; Waiver. No change or modification of this Agreement shall be valid unless the same is in writing and signed by all the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person against whom the Agreement is sought to be enforced. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same or any other condition, promise, agreement or understanding at a future time.

         11.8 Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties hereto with respect to the matters set forth herein. This Agreement is, and is intended by the parties to be, an integration of any and all prior agreements or understandings, oral or written, with respect to the matters set forth herein.

         11.9 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without reference to its principles of conflicts of laws.

         11.10 Headings. The headings, subheadings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

         11.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                            [Signature page follows]


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



         IN WITNESS WHEREOF, the parties hereto have executed this Investors' Rights Agreement as of the date first set forth above.


OPTIMARK HOLDINGS, INC.                 SOFTBANK CAPITAL PARTNERS LLP

                                        By:  SOFTBANK Capital Partners LLC,
By: /s/ Robert J. Warshaw                    its general partner
   -------------------------------
   Name: Robert J. Warshaw
   Title: CEO
                                        By: /s/ Steven J. Murray
OPTIMARK, INC.                             ------------------------------------
                                           Name: Steven J. Murray
                                           Title: Administrative Member
By: /s/ Robert J. Warshaw
   -------------------------------      SOFTBANK CAPITAL LP
   Name: Robert J. Warshaw
   Title: CEO                           By:  SOFTBANK Capital Parnters LLC,
                                             its general partner
OTSH, INC.


By: /s/ Neil G. Cohen                   By: /s/ Steven J. Murray
   -------------------------------         ------------------------------------
   Name: Neil G. Cohen                     Name: Steven J. Murray
   Title: Secretary                        Title: Administrative Member

                                        SOFTBANK CAPITAL ADVISORS FUND LP

                                        By:  SOFTBANK Capital Partners LLC,
                                             its general partner



                                        By: /s/ Steven J. Murray
                                           ------------------------------------
                                           Name: Steven J. Murray
                                           Title: Administrative Member